FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES FOURTH-QUARTER,

FISCAL YEAR 2005 RESULTS

WILMINGTON, Mass. – March 30, 2006 -- Beacon Power Corporation (NASDAQ: BCON), a development stage company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.

For the fiscal year ended December 31, 2005, Beacon Power reported a net loss of $9.3 million, or ($0.20) per share, compared with a net loss in 2004 of $5.3 million, or ($0.12) per share. The higher loss in 2005 is attributable to the non-recurring gain on the sale of equity investments in Evergreen Solar, Inc., of $3.6 million in 2004, as well as higher spending in 2005 on several research and development contracts and nonrecurring expenses of $1.3 million relating to a proposed acquisition that was terminated.

For the fourth quarter of 2005, the Company reported a net loss of $3.2 million, or ($0.06) per share, compared to net income of $0.9 million, or $0.02 per share, for the fourth quarter of 2004. This result is also primarily attributable to the nonrecurring gain on the sale of equity investments in Evergreen Solar, Inc., which were reported in the fourth quarter of 2004.

At December 31, 2005, the Company had $13.9 million in cash and cash equivalents, compared to $5.1 million at December 31, 2004. The Company’s working capital was $13.2 million. In 2005, the Company raised approximately $17 million through new investment. These funds will be used to develop and test its next-generation flywheel system, as well as begin development on the full-scale Smart Energy Matrix that is expected to provide frequency regulation services on the electricity grid.

The Company’s cash and cash equivalents at December 31, 2005, will support its business plan into the first quarter of 2007. The Company continues to incur losses, and will require further equity investments to continue as a going concern. Because there is no certainty of Beacon successfully completing the required financing, the Company’s independent registered public accounting firm has inserted an explanatory paragraph related to a going concern uncertainty into their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company is pursuing various equity investments to alleviate these concerns.

The Company’s key milestones achieved during 2005 included the following:

•	Obtained research and development contracts with two major state agencies to demonstrate the Company’s flywheel-based energy storage systems for frequency regulation of the electricity grid
•

Obtained a contract from the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense for the preliminary design of a space-based flywheel energy storage system for satellite applications

•	Maintained ongoing efforts to seek additional contracts to develop other products and applications based on the Company’s patented flywheel technology
•	Delivered the first scale-power Smart Energy Matrix for demonstration in California
•	Raised $17 million to fund operations and complete development of the next-generation flywheel

“2005 was a great year for Beacon Power in terms of the progress we made toward commercialization of our flywheel systems for frequency regulation,” said Bill Capp, Beacon Power president and chief executive officer. “We signed several significant development contracts, designed and delivered our first demonstration system, and made substantial progress on the second system. Our plan to design, build, own and operate multiple 20-megawatt flywheel frequency regulation plants and generate long-term revenues from the services is based in part on what we’ll learn from these demonstrations. Indeed, they provide invaluable opportunities to accelerate our progress toward larger-scale commercialization of high-energy flywheels for frequency regulation.”

“In 2006, we expect to design and build our first 25kWh flywheel, which will be the core component of our Smart Energy Matrix,” Capp continued. “We are hiring experienced engineers and other staff to help us complete this effort on schedule. We will also continue to pursue additional contracts, strengthen our relationships with grid operators, utilities and other potential partners, and identify new markets for our patented energy storage technologies.”

About Beacon Power Corporation

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon’s Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S.

For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com, or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power at www.beaconpower.com

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Revenue	228,756	59,901	1,487,258	324,694
Cost of goods sold	223,222	94,299	1,575,240	1,457,869
Gross profit	5,534	(34,398)	(87,982)	(1,133,175)

Operating expenses:
Selling, general and administrative	2,203,945	868,252	6,334,219	4,196,371
Research and development	414,000	789,394	1,408,233	3,532,059
Loss on contract commitments	477,732	-	1,534,298	-
Depreciation and amortization	20,928	57,051	83,031	187,230
Total operating expenses	3,116,605	1,714,697	9,359,781	7,915,660

Loss from operations	(3,111,071)	(1,749,095)	(9,447,763)	(9,048,835)

Other income, net	(47,809)	14,115	135,659	156,293
Gain on sale of equity investments	-	2,674,747	-	3,562,582
Loss to common shareholders	$ (3,158,880)	$ 939,767	$ (9,312,104)	$ (5,329,960)

Loss per share, basic and diluted	$ (0.06)	$ 0.02	$ (0.20)	$ (0.12)
Weighted-average common shares outstanding	54,364,893	43,702,485	47,665,868	43,452,727

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$ 13,890,162	$ 5,097,188
Accounts receivable, trade	588,440	52,105
Inventory	-	222,593
Unbilled costs on contracts in process	437,759	-
Prepaid expenses and other current assets	777,385	817,396
Total current assets	15,693,746	6,189,282

Property and equipment, net	212,296	258,647
Restricted cash	219,568	310,011
Other assets	-	327,646
Total assets	$ 16,125,610	$ 7,085,586

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 137,290	$ 389,189
Accrued compensation and benefits	151,318	130,609
Other accrued expenses	844,742	393,569
Advance billings on contracts	74,820	-
Accrued contract loss	548,614	-
Restructuring reserve	713,469	1,062,644
Total current liabilities	2,470,253	1,976,011

Stockholders' equity:
Common stock	587,000	437,888
Deferred stock compensation	(1,063,145)	(707,167)
Additional paid-in-capital	153,089,842	134,411,911
Deficit accumulated during the development stage	(138,245,501)	(128,933,397)
Treasury stock, at cost	(712,839)	(99,660)
Total stockholders' equity	13,655,357	5,109,575
Total liabilities and stockholders' equity	$ 16,125,610	$ 7,085,586

- 9 -